Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 28, 2010, in this Registration Statement on Form S-l/A of Dugu Resources, Inc., for the registration of shares of its common stock. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas November 5, 2010